Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Reports 2021 First Quarter Financial Results and Raises Annual Outlook

(Tampa, FL, May 4, 2021) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months ended April 4, 2021.

Executive Summary - 1Q21 versus 1Q20
•Net sales increased 17% to $646 million versus $551 million.
•Net income attributable to Masonite increased to $47 million from $30 million.
•Diluted earnings per share increased to $1.89 from $1.19 per share and adjusted earnings per share* increased to $1.93 from $1.24.
•Adjusted EBITDA* increased to $102 million from $82 million.
•Repurchased 84,983 shares of Masonite stock in the first quarter for approximately $10 million.

“Strong residential end market demand set the backdrop for another exceptional quarter of financial performance,” said Howard Heckes, President and CEO. “These favorable market conditions, coupled with our previously implemented pricing actions, allowed us to exceed both our Net Sales and Adj. EBITDA* expectations. We achieved these results despite mounting inflationary pressure on both material costs and logistics. Our delivery of consistent financial results in this environment reinforces our belief in the organization’s ability to safely service customers and deliver our ambitious 2025 Centennial Plan^.”

*	See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.
^	The Company’s 2025 Centennial Plan is a forward-looking statement and subject to risks and uncertainties. See "Forward-looking Statements”
masonite.com

First Quarter 2021 Discussion
Net sales were $646 million in the first quarter of 2021, a 17% increase from $551 million in the comparable period of 2020. The increase in net sales was the result of a 14% increase in average unit price (AUP), a 2% increase due to favorable foreign exchange and a 1% increase in the sale of components and other products.
•North American Residential net sales were $477 million, a 24% increase compared to the first quarter of 2020, driven by a 17% increase in AUP, a 5% increase in base volume, a 1% increase due to favorable foreign exchange and a 1% increase in the sale of components and other products.
•Europe net sales were $89 million, a 25% increase compared to the first quarter of 2020, driven by a 9% increase due to favorable foreign exchange, a 7% increase in AUP, a 7% increase in base volume and a 2% increase in the sale of components and other products.
•Architectural net sales were $75 million, an 18% decrease compared to the first quarter of 2020, driven by a 22% decrease in base volume and a 2% decrease in the sale of components and other products, partially offset by a 5% increase in AUP and a 1% increase due to favorable foreign exchange.

Total company gross profit was $159 million in the first quarter of 2021, an increase of 18% compared to $134 million in the first quarter of 2020. Gross profit margin increased 10 basis points to 24.5%, due to higher AUP, partially offset by the impact of higher inflation and tariffs on raw materials, rising logistics costs, higher manufacturing wages and benefits and increased investment in the business.

Selling, general and administration (SG&A) expenses were $84 million in the first quarter of 2021, an increase of 4% compared to $80 million in the first quarter of 2020. The increase in SG&A was primarily due to higher personnel costs, which includes resources to support growth and incentive compensation. SG&A as a percentage of net sales was 12.9%, a 170 basis point decrease compared to the first quarter of 2020.

Net income attributable to Masonite was $47 million in the first quarter of 2021, an increase of 57% compared to $30 million in the first quarter of 2020, The increase was primarily driven by higher gross profit, partially offset by higher SG&A expenses, each as discussed above. Adjusted EBITDA* of $102 million in the first quarter of 2021 increased 25% from $82 million in the first quarter of 2020.

Diluted earnings per share were $1.89 in the first quarter of 2021 compared to $1.19 in the comparable 2020 period. Diluted adjusted earnings per share* were $1.93 in the first quarter of 2021 compared to $1.24 in the comparable 2020 period. Diluted adjusted earnings per share* excludes $1 million in charges related to our previously announced restructuring plans incurred in the first quarter of 2021, and the impact of $1 million in charges related to restructuring in the first quarter of 2020.

Updated 2021 Outlook
The Company now expects full-year 2021 net sales growth in the range of 12 to 15 percent, reflecting both robust residential demand and the expectation that current foreign exchange tailwinds may continue throughout the year.

The Company now expects 2021 Adjusted EBITDA* to be in the range of $435 million to $455 million and diluted adjusted earnings per share* of $8.00 to $8.60.

“Based on the continued strength of our residential end markets, favorable foreign exchange, and actions we are taking to offset inflation, we have raised our outlook accordingly," Mr. Heckes continued. "While inflation presents a near term challenge, we continue to expect strong full year margin growth and we believe 2021 will be an exceptional year overall for Masonite's growth and our commitment of delivering Doors That Do MoreTM."

A quantitative reconciliation of Adjusted EBITDA* and diluted adjusted earnings per share* to the corresponding GAAP information is not provided for the 2021 outlook because it is difficult to predict the GAAP measures that are excluded from Adjusted EBITDA* such as restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on May 5, 2021. The live audio webcast will begin at 9:00 a.m. EDT and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q1'21 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).

A telephone replay will be available approximately one hour following completion of the call through May 19, 2021. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13718196.

About Masonite
Masonite International Corporation is a leading global designer, manufacturer, marketer and distributor of interior and exterior doors for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,600 customers in 60 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2021 outlook and 2025 Centennial Plan, the housing and other markets and future demand, the effects of our strategic and restructuring initiatives, new products, impact of the COVID-19 pandemic, and the impact from foreign exchange on net sales. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

“forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; our ability to accurately anticipate demand for our products including seasonality; scale and scope of the coronavirus ("COVID-19") pandemic and its impact on our operations, customer demand and supply chain; increases in prices of raw materials and fuel; tariffs and evolving trade policy and friction between the United States and other countries, including China, and the impact of anti-dumping and countervailing duties; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including potential disruptions, manufacturing realignments (including related restructuring charges) and customer credit risk; product liability claims and product recalls; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations and to meet our debt service obligations, including our obligations under our senior notes and our asset-based revolving credit facility (ABL Facility); limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility; fluctuating foreign exchange and interest rates; our ability to replace expiring patents and to innovate, keep pace with technological developments and successfully integrate acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's exit from the European Union; retention of key management personnel; and environmental and other government regulations, including the United States Foreign Corrupt Practices Act ("FCPA"), and any changes in such regulations. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in our most recent annual report on Form 10-K filed with the SEC on February 25, 2021, in each case as updated by our subsequent filings with the SEC.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); other items; loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. The definition of Adjusted EBITDA was updated in the third quarter of 2020 to exclude other items as these charges are not part of our underlying business performance. This change had no impact to Adjusted EBITDA for the three months ended March 29, 2020. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2026 and 2028 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA for the periods indicated.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

Certain amounts in the Condensed Consolidated Financial Statements and associated tables may not foot due to rounding. All percentages have been calculated using unrounded amounts.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
First quarter 2020 net sales	$383.9	$70.7	$91.2	$5.4	$551.2
Base volume	17.3	4.9	(19.7)	(0.6)	1.9	0.3%
Average unit price	66.9	5.0	4.4	—	76.3	13.8%
Other	4.0	1.5	(1.4)	1.5	5.6	1.0%
Foreign exchange	4.4	6.4	0.5	—	11.3	2.1%
First quarter 2021 net sales	$476.5	$88.5	$75.0	$6.3	$646.3
Year over year growth, net sales	24.1%	25.2%	(17.8)%	16.7%	17.3%

First quarter 2020 Adjusted EBITDA	$71.7	$9.7	$10.6	$(10.4)	$81.5
First quarter 2021 Adjusted EBITDA	94.5	16.8	2.0	(11.2)	102.0
Year over year growth, Adjusted EBITDA	31.8%	73.2%	(81.1)%	nm	25.2%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
	April 4, 2021	March 29, 2020
Net sales	$646,337	$551,228
Cost of goods sold	487,699	416,947
Gross profit	158,638	134,281
Gross profit as a % of net sales	24.5%	24.4%

Selling, general and administration expenses	83,631	80,333
Selling, general and administration expenses as a % of net sales	12.9%	14.6%

Restructuring costs	1,643	1,941
Operating income	73,364	52,007
Interest expense, net	11,946	11,282
Other (income) expense, net	(1,343)	49
Income before income tax expense	62,761	40,676
Income tax expense	14,613	9,639
Net income	48,148	31,037
Less: net income attributable to non-controlling interests	1,167	1,152
Net income attributable to Masonite	$46,981	$29,885

Basic earnings per common share attributable to Masonite	$1.92	$1.20
Diluted earnings per common share attributable to Masonite	$1.89	$1.19

Shares used in computing basic earnings per share	24,469,653	24,861,442
Shares used in computing diluted earnings per share	24,918,509	25,214,764

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	April 4, 2021	January 3, 2021
Current assets:
Cash and cash equivalents	$323,198	$364,674
Restricted cash	10,560	10,560
Accounts receivable, net	365,396	290,508
Inventories, net	267,230	260,962
Prepaid expenses and other assets	37,497	42,538
Income taxes receivable	5,498	1,124
Total current assets	1,009,379	970,366
Property, plant and equipment, net	616,872	625,126
Operating lease right-of-use assets	152,881	146,806
Investment in equity investees	14,923	14,636
Goodwill	139,728	138,692
Intangible assets, net	165,620	169,392
Deferred income taxes	20,448	25,331
Other assets	50,801	47,411
Total assets	$2,170,652	$2,137,760

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$114,259	$97,211
Accrued expenses	250,058	277,716
Income taxes payable	4,395	11,086
Total current liabilities	368,712	386,013
Long-term debt	791,628	792,242
Long-term operating lease liabilities	140,642	136,235
Deferred income taxes	77,967	73,073
Other liabilities	54,550	55,080
Total liabilities	1,433,499	1,442,643
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 24,500,706 and 24,422,934 shares issued and outstanding as of April 4, 2021, and January 3, 2021, respectively	561,776	552,969
Additional paid-in capital	214,689	223,666
Accumulated earnings	59,712	20,385
Accumulated other comprehensive loss	(109,726)	(112,063)
Total equity attributable to Masonite	726,451	684,957
Equity attributable to non-controlling interests	10,702	10,160
Total equity	737,153	695,117
Total liabilities and equity	$2,170,652	$2,137,760

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
(In thousands)	April 4, 2021	March 29, 2020
Net income attributable to Masonite	$46,981	$29,885

Add: Adjustments to net income attributable to Masonite:
Restructuring costs	1,643	1,941
Income tax impact of adjustments	(436)	(508)
Adjusted net income attributable to Masonite	$48,188	$31,318

Diluted earnings per common share attributable to Masonite ("EPS")	$1.89	$1.19
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$1.93	$1.24

Shares used in computing EPS and Adjusted EPS	24,918,509	25,214,764

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended April 4, 2021
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$83,973	$11,408	$(3,813)	$(44,587)	$46,981
Plus:
Depreciation	9,511	2,585	2,663	3,520	18,279
Amortization	415	2,885	1,142	476	4,918
Share based compensation expense	—	—	—	4,418	4,418
Loss (gain) on disposal of property, plant and equipment	88	(4)	149	(830)	(597)
Restructuring costs	(361)	—	1,853	151	1,643
Interest expense, net	—	—	—	11,946	11,946
Other (income) expense, net	—	(119)	—	(1,224)	(1,343)
Income tax expense	—	—	—	14,613	14,613
Net income attributable to non-controlling interest	856	—	—	311	1,167
Adjusted EBITDA	$94,482	$16,755	$1,994	$(11,206)	$102,025

	Three Months Ended March 29, 2020
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$58,811	$3,483	$4,580	$(36,989)	$29,885
Plus:
Depreciation	9,364	2,457	2,822	1,375	16,018
Amortization	595	3,562	1,922	380	6,459
Share based compensation expense	—	—	—	3,470	3,470
Loss on disposal of property, plant and equipment	1,204	3	396	19	1,622
Restructuring costs	849	(37)	862	267	1,941
Interest expense, net	—	—	—	11,282	11,282
Other expense (income), net	—	211	—	(162)	49
Income tax expense	—	—	—	9,639	9,639
Net income attributable to non-controlling interest	873	—	—	279	1,152
Adjusted EBITDA	$71,696	$9,679	$10,582	$(10,440)	$81,517